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As filed with the U.S. Securities and Exchange Commission on May 12, 2005

Registration No. 333-13854

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM F-6
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
For Depositary Shares Evidenced by American Depositary Receipts

TECHNIP
(Exact name of issuer of deposited securities as specified in its charter)

Technip
(Translation of issuer's name into English)

France
(Jurisdiction of incorporation or organization of issuer)

JPMORGAN CHASE BANK, N.A.
(Exact name of depositary as specified in its charter)

4 New York Plaza, New York, NY 10004
Telephone (212) 623-0636
(Address, including zip code, and telephone number, including area code, of depositary's principal executive offices)

Georges Lezaun
3 Post Oak Central
1990 Post Oak Boulevard, Suite 200
Houston, TX 77056
(281) 249-2300
(Address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Scott A. Ziegler, Esq. Ziegler, Ziegler & Associates LLP 570 Lexington Avenue, 44th Floor New York, New York 10022 (212) 319-7600	Robert C. Treuhold, Esq. Shearman & Sterling LLP 114, avenue des Champs-Elysées 75008 Paris, France (011) 331 5389 7000

It is proposed that this filing become effective under Rule 466
☒ immediately upon filing
☐ on (Date) at (Time)

        If a separate registration statement has been filed to register the deposited shares, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered	Amount to be registered	Proposed maximum aggregate price per unit(1)	Proposed maximum aggregate offering price(2)	Amount of registration fee
American Depositary Shares evidenced by American Depositary Receipts, each American Depositary Share representing one share of TECHNIP	N/A	N/A	N/A	N/A

(1)
Each unit represents one American Depositary Share.
(2)
Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(k), such estimate is computed on the basis of the maximum aggregate fees or charges to be imposed in connection with the issuance of American Depositary Receipts evidencing American Depositary Shares.

PART I
INFORMATION REQUIRED IN PROSPECTUS

        The Prospectus consists of the proposed form of American Depositary Receipt ("ADR" or "American Depositary Receipt") included as Exhibit A to the Amendment No. 1 to Deposit Agreement included as Exhibit (a)(2) to this Post-Effective Amendment No. 1 to Registration Statement on Form F-6, which is incorporated herein by reference.

CROSS REFERENCE SHEET

Item 1. DESCRIPTION OF SECURITIES TO BE REGISTERED

Item Number and Caption			Location in Form of American Depositary Receipt Filed Herewith as Prospectus
(1)	Name and address of Depositary		Introductory paragraph
(2)	Title of American Depositary Receipts and identity of deposited securities		Face of American Depositary Receipt, top center
Terms of Deposit:
	(i)	Amount of deposited securities represented by one unit of American Depositary Shares	Face of American Depositary Receipt, upper right corner
	(ii)	Procedure for voting, if any, the deposited securities	Paragraph (12)
	(iii)	Collection and distribution of dividends	Paragraphs (4), (5), (7) and (10)
	(iv)	Transmission of notices, reports and proxy soliciting material	Paragraphs (3), (8) and (12)
	(v)	Sale or exercise of rights	Paragraphs (4), (5) and (10)
	(vi)	Deposit or sale of securities resulting from dividends, splits or plans of reorganization	Paragraphs (4), (5), (10) and (13)
	(vii)	Amendment, extension or termination of the Deposit Agreement	Paragraphs (16) and (17)
	(viii)	Rights of holders of receipts to inspect the transfer books of the Depositary and the list of Holders of receipts	Paragraph (3)
	(ix)	Restrictions upon the right to deposit or withdraw the underlying securities	Paragraphs (1), (2), (4), and (5)
	(x)	Limitation upon the liability of the Depositary	Paragraph (14)
(3)	Fees and Charges		Paragraphs (7)

Item 2. AVAILABLE INFORMATION

Item Number and Caption		Location in Form of American Depositary Receipt Filed Herewith as Prospectus
(b)	Statement that TECHNIP is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and, accordingly, files certain reports with the Commission, and that such reports can be inspected by holders of American Depositary Receipts and copied at public reference facilities maintained by the Commission in Washington, D.C.	Paragraph (8)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. EXHIBITS

(a)(1)	Form of Deposit Agreement. Form of Deposit Agreement among TECHNIP, JPMorgan Chase Bank, N.A. (fka Morgan Guaranty Trust Company of New York), as depositary (the "Depositary"), and all holders from time to time of ADRs issued thereunder (the "Deposit Agreement"). Previously filed as Exhibit (a) to Registration Statement No. 333-13854 which is incorporated herein by reference.
(a)(2)	Form of Amendment No. 1 to Deposit Agreement. Form of Amendment No. 1 to Deposit Agreement is filed herewith as Exhibit (a) (2).
(b)
Any other agreement to which the Depositary is a party relating to the issuance of the American Depositary Shares registered hereunder or the custody of the deposited securities represented thereby. Not Applicable.
(c)	Every material contract relating to the deposited securities between the Depositary and the issuer of the deposited securities in effect at any time within the last three years. Not Applicable.
(d)	Opinion of counsel to the Depositary as to the legality of the securities being registered. Previously filed as Exhibit (d) to Registration Statement No. 333-13854.
(e)	Certification under Rule 466. Filed herewith as Exhibit (e).
(f)	Power of Attorney. Included as part of the signature pages hereto.

Item 4. UNDERTAKINGS

  (a)
  The Depositary hereby undertakes to make available at the principal office of the Depositary in the United States, for inspection by holders of the American Depositary Receipts, any reports and communications received from the issuer of the deposited securities which are both (1) received by the Depositary as the holder of the deposited securities, and (2) made generally available to the holders of the underlying securities by the issuer.

  (b)
  If the amounts of fees charged are not disclosed in the prospectus, the Depositary undertakes to prepare a separate document stating the amount of any fee charged and describing the service for which it is charged and to deliver promptly a copy of such fee schedule without charge to anyone upon request. The Depositary undertakes to notify each registered holder of an American Depositary Receipt thirty days before any change in the fee schedule.

SIGNATURE

        Pursuant to the requirements of the Securities Act of 1933, as amended, JPMorgan Chase Bank, N.A., on behalf of the legal entity created by the Deposit Agreement, certifies that it has reasonable grounds to believe that all the requirements for filing on Form F-6 are met and has duly caused this Post-Effective Amendment to Registration Statement on Form F-6 to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on May 11, 2005.

Legal entity created by the form of Deposit Agreement for the issuance of ADRs evidencing American Depositary Shares
By:	JPMORGAN CHASE BANK, N.A., as Depositary
By:	/s/ Joseph M. Leinhauser
Name:	Joseph M. Leinhauser
Title:	Vice President

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, TECHNIP certifies that it has reasonable grounds to believe that all the requirements for filing on Form F-6 are met and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form F-6 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Paris, France, on this 12th day of May, 2005.

TECHNIP
By:	/s/ Daniel Valot
Name:	Daniel Valot
Title:	Chairman and Chief Executive Officer

        KNOW ALL THESE PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel Valot or Patrick Picard, and each of them (with full power to each of them to act alone) his true and lawful attorney-in-fact and agent, with the power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities to sign any and all amendments, including post-effective amendments, and supplements to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to Registration Statement on Form F-6 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Daniel Valot Daniel Valot	Chairman of the Board of Directors and Chief Executive Officer	May 12, 2005
/s/ Olivier Dubois Olivier Dubois	Senior Executive Vice President Finance and Control Chief Financial Officer	May 12, 2005
/s/ Olivier Appert Olivier Appert	Member of the Board of Directors	May 12, 2005
Roger Cairns	Member of the Board of Directors	, 2005
/s/ Miguel Caparros Miguel Caparros	Member of the Board of Directors	May 12, 2005
/s/ Jacques Deyirmendjian Jacques Deyirmendjian	Member of the Board of Directors	May 12, 2005
/s/ Jean-Pierre Lamoure Jean-Pierre Lamoure	Member of the Board of Directors	May 12, 2005
/s/ Daniel Lebègue Daniel Lebègue	Member of the Board of Directors	May 12, 2005

Roger Milgrim	Member of the Board of Directors	, 2005
/s/ Rolf-Erik Rolfsen Rolf-Erik Rolfsen	Member of the Board of Directors	May 12, 2005
/s/ Pierre Vaillaud Pierre Vaillaud	Member of the Board of Directors	May 12, 2005
/s/ Bruno Weymuller Bruno Weymuller	Member of the Board of Directors	May 12, 2005
/s/ George Lezaun George Lezaun	Authorized Representative in the United States	May 12, 2005

INDEX TO EXHIBITS

Exhibit Number
(a)(2)	Form of Amendment No. 1 to Deposit Agreement
(e)	Rule 466 Certification

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PART I INFORMATION REQUIRED IN PROSPECTUS
Item 1. DESCRIPTION OF SECURITIES TO BE REGISTERED
Item 2. AVAILABLE INFORMATION
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 3. EXHIBITS
Item 4. UNDERTAKINGS
SIGNATURE
INDEX TO EXHIBITS